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                                                                   EXHIBIT 99.2

            FRUIT OF THE LOOM ANNOUNCES EARNINGS RELEASE DATE

Chicago, IL, June 22, 1999, Fruit of the Loom, Ltd. (the "Company"), one of the world's leading marketers and manufacturers of basic family apparel announced today that the release date of their second quarter earnings results has been changed from Wednesday, July 21, 1999 to Friday, July 23, 1999 due to the delayed closing of the Company's financial statements as a result of the Fourth of July holiday.

Fruit of the Loom, Ltd. is a marketing oriented, international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. The Company manufactures and markets men's and boys' underwear, women's and girls' underwear, printable activewear, outerwear, casualwear, sportswear and childrenswear. Fruit of the Loom employs 30,000 people in over 60 locations worldwide. Brand names include FRUIT OF THE LOOM-Registered Trademark-, BVD-Registered Trademark-, GITANO-Registered Trademark-, BEST-TM-, CUMBERLAND BAY-TM- and SCREEN STARS-Registered Trademark-. Licensed brands include MUNSINGWEAR-Registered Trademark-, and WILSON-Registered Trademark-. Licensed apparel bearing the logos or insignia of the major sports leagues and their teams and certain popular players in the leagues, and the logos of most major colleges and universities, are marketed under the PRO PLAYER-Registered Trademark- and FANS GEAR-Registered Trademark- brands.